Exhibit 99.3

Contact:
Gary J. Fuges, CFA
ValueClick, Inc.
1.818.575.4677

VALUECLICK ANNOUNCES SETTLEMENT WITH THE U.S. FEDERAL TRADE COMMISSION

Westlake Village, CA – February 13, 2008 – ValueClick, Inc. (Nasdaq: VCLK) today announced a settlement with the Federal Trade Commission (FTC) regarding the Company’s lead generation practices.

The FTC alleged that the Company utilized deceptive marketing practices that violated the CAN-SPAM Act and FTC Act. In an effort to resolve this matter, ValueClick agreed to a settlement payment of $2.9 million without an admission of liability or conceding that the Company violated any laws. In addition, the Company and the FTC have agreed on the standards that will govern its lead generation business.

The settlement is based solely on the past practices of the Company’s Hi-Speed Media division and not WebClients or any other ValueClick subsidiary, and is subject to approval by the Department of Justice and the presiding court.

“We have worked with the FTC and have reached an agreement on the standards and practices that will govern our lead generation business going forward,” said David Yovanno, chief operating officer of U.S. Media. “We believe this settlement will also help set the guidelines for the lead generation industry as a whole, and we will continue to participate in the Internet Advertising Bureau to help establish best practices to that end.”

In the fourth quarter of 2007, ValueClick recorded a $2.9 million charge in anticipation of the settlement discussed above. Please see ValueClick’s fourth quarter 2007 financial results press release, which was published concurrently with this announcement, for more details on the Company’s financial performance.

The Company also announced today that is has completed its previously-announced initiative to consolidate its lead generation activities into the Company’s WebClients division, which now reports to chief operating officer of U.S. Media, David Yovanno.

About ValueClick
ValueClick, Inc. (Nasdaq: VCLK) is one of the world’s largest integrated online marketing services companies, offering comprehensive and scalable solutions to deliver cost-effective customer acquisition for advertisers and transparent revenue streams for publishers. ValueClick’s performance-based solutions allow its customers to reach their potential through multiple online marketing channels, including affiliate and search marketing, display advertising, lead generation, ad serving and related technologies, and comparison shopping. ValueClick brands include Commission Junction, ValueClick Media, Mediaplex, Smarter.com, CouponMountain.com, and PriceRunner. For more information, please visit www.valueclick.com.

This release contains forward-looking statements that involve risks and uncertainties, including, but not limited to, the risk that market demand for on-line advertising in general, and performance based on-line advertising in particular, will not grow as rapidly as predicted, and the risk that legislation and governmental regulation could negatively impact the Company’s performance. Actual results may differ materially from the results predicted, and reported results should not be considered an indication of future performance. Important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are detailed under “Risk Factors” and elsewhere in filings with the Securities and Exchange Commission made from time to time by ValueClick, including, but not limited to: its annual report on Form 10-K filed on March 1, 2007; recent quarterly reports on Form 10-Q; and other current reports on Form 8-K. ValueClick undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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